CYGNE DESIGNS, INC.

                                IRREVOCABLE PROXY

     The undersigned hereby irrevocably appoints Bernard Manuel the true and lawful attorney, agent and proxy of the undersigned to vote in such manner as he shall in his sole discretion deem proper, and otherwise act with respect to 622,285 shares of Common Stock, par value $0.01 per share, of Cygne Designs, Inc., a Delaware corporation (the "Company"), owned by the undersigned on the date hereof (and any and all other shares or other securities issued or issuable on or after the date hereof in respect of any and all such shares) which the undersigned is entitled to vote at any meeting (whether annual or special and whether or not an adjourned meeting) of the Company or otherwise, including without limitation voting for or against or giving or withholding consent to the merger, consolidation, dissolution or reorganization of the Company, or the sale, lease or exchange of all or substantially all of the Company's property and assets. This proxy is issued for good and valuable consideration and is coupled with an interest and therefore shall be irrevocable to the full extent permitted by law, provided that it will terminate and be of no further force and effect upon the fifth anniversary of the date hereof. This proxy revokes any other proxy granted by the undersigned at any time with respect to such shares.


                                           CLEVELAND INVESTMENT LIMITED


                                             By:   /s/ Chikara Sasaki
                                                ------------------------
                                                Name: Chikara Sasaki
                                                Title: Authorized Signatory

Dated:  February 24, 1998


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